Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

The following are the subsidiaries of ZyVersa Therapeutics, Inc. as of December 12, 2022:

Name	State or Other Jurisdiction of Organization
ZyVersa Therapeutics Operating, Inc.	FL